                          VILLAGE GREEN APARTMENT HOMES
                                112 ESSEX AVENUE

                           ALTAMONTE SPRINGS, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    VILLAGE GREEN APARTMENT HOMES
       112 ESSEX AVENUE
       ALTAMONTE SPRINGS, SEMINOLE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 164 units with a total of 128,180 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 7.254315886 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 99% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                     ($6,000,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
                                 -----------------------------------------------
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary............................................................    4
Introduction.................................................................    9
Area Analysis................................................................   11
Market Analysis..............................................................   14
Site Analysis................................................................   16
Improvement Analysis.........................................................   16
Highest and Best Use.........................................................   17

                                    VALUATION

Valuation Procedure..........................................................   18
Sales Comparison Approach....................................................   20
Income Capitalization Approach...............................................   26
Reconciliation and Conclusion................................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Village Green Apartment Homes
LOCATION:                       112 Essex Avenue
                                Altamonte Springs, Florida

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 28, 2003
DATE OF REPORT:                 July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                      7.25431588613407 acres, or 315,998 square feet
     Assessor Parcel No.:       12-21-29-5BE-0000-6110
     Floodplain:                Community Panel No. 12117C0120E (April 17, 1995)
                                Flood Zone X, an area outside the floodplain.
     Zoning:                    MOR-2 (Limited Residential and Office District)

BUILDING:
     No. of Units:              164 Units
     Total NRA:                 128,180 Square Feet
     Average Unit Size:         782 Square Feet
     Apartment Density:         22.6 units per acre
     Year Built:                1970

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                      Square              --------------------------            Monthly                  Annual
Unit Type              Feet               Per Unit            Per SF             Income                  Income
-----------------------------------------------------------------------------------------------------------------
1Br/1Ba                  590               $575                $0.97            $ 32,200               $  386,400
1Br/1Ba                  740               $570                $0.77            $ 36,480               $  437,760
2Br/1Ba                  950               $650                $0.68            $ 10,400               $  124,800
2Br/2Ba                1,010               $700                $0.69            $  5,600               $   67,200
3Br/2Ba                1,225               $800                $0.65            $ 16,000               $  192,000
                                                               Total            $100,680               $1,208,160

OCCUPANCY:                      99%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  20 Years
REMAINING ECONOMIC LIFE:        25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

              [PICTURE]                                  [PICTURE]

EXTERIOR - COMMUNITY CENTER & OFFICE        EXTERIOR - VIEW FROM ESSEX AVENUE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

     As Vacant:                    Hold for future multi-family development
     As Improved:                  Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                         Amount                $/Unit
---------------------                         ------                ------
Potential Rental Income                    $1,208,160           $ 7,367
Effective Gross Income                     $1,193,124           $ 7,275
Operating Expenses                         $  595,116           $ 3,629                 49.9% of EGI
Net Operating Income:                      $  565,208           $ 3,446

Capitalization Rate                        9.50%
DIRECT CAPITALIZATION VALUE                $5,900,000 *         $35,976 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      11%
Stabilized Vacancy & Collection Loss:      10%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.50%
Discount Rate                              12.00%
Selling Costs                              2.00%
Growth Rates:
       Income                              3.00%
       Expenses:                           3.00%
DISCOUNTED CASH FLOW VALUE                 $6,000,000 *         $36,585 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $5,900,000           $35,976 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)  $34,797 to $62,500
       Range of Sales $/Unit (Adjusted)    $36,219 to $37,500
VALUE INDICATION - PRICE PER UNIT          $6,000,000 *         $36,585 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales  5.27 to 7.05
       Selected EGIM for Subject           5.00
       Subject's Projected EGI             $1,193,124
EGIM ANALYSIS CONCLUSION                   $5,900,000 *         $35,976 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $5,800,000 *         $35,366 / UNIT

RECONCILED SALES COMPARISON VALUE          $6,000,000           $36,585 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                        $6,000,000
     NOI Per Unit                          $5,800,000
     EGIM Multiplier                       $5,900,000
INDICATED VALUE BY SALES COMPARISON        $6,000,000           $36,585 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:         $5,900,000
     Discounted Cash Flow Method:          $6,000,000
INDICATED VALUE BY THE INCOME APPROACH     $5,900,000           $35,976 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $6,000,000           $36,585 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 112 Essex Avenue, Altamonte Springs, Seminole County, Florida. Altamonte Springs identifies it as 12-21-29-5BE-0000-6110.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:   6 to 12 months
 EXPOSURE PERIOD:    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Altamonte Springs, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Maitland Avenue
West  - Interstate Highway 4
South - Maitland Boulevard
North - Altamonte Drive

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), and SeaWorld (4,000). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                               ----------------------------------------
CATEGORY                       1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS         MSA
---------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                14,679        87,220        224,819        1,721,904
5-Year Population                 15,237        89,999        232,460        1,921,950
% Change CY-5Y                       3.8%          3.2%           3.4%            11.6%
Annual Change CY-5Y                  0.8%          0.6%           0.7%             2.3%

HOUSEHOLDS
Current Households                 7,323        37,562         92,644          655,258
5-Year Projected Households        7,757        39,609         97,558          731,362
% Change CY - 5Y                     5.9%          5.4%           5.3%            11.6%
Annual Change CY-5Y                  1.2%          1.1%           1.1%             2.3%

INCOME TRENDS
Median Household Income          $38,931       $44,112       $ 46,291       $   40,114
Per Capita Income                $24,439       $26,204       $ 26,038       $   21,799
Average Household Income         $51,807       $61,347       $ 63,724       $   57,283
Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                               ----------------------------------------
CATEGORY                       1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS           MSA
---------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            47.42%        40.50%         35.02%           30.55%
5-Year Projected % Renting         47.30%        41.42%         35.20%           30.11%

% of Households Owning             43.66%        51.44%         57.52%           60.90%
5-Year Projected % Owning          44.20%        50.86%         57.58%           61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Gateway Country, Picadilly Cafeteria,and a small retail center South - Orange Drive and Altamonte Bay Club apartments.
East   - Apartment complex
West   - Essex Avenue and Escondido Residential Condominiums

CONCLUSIONS

The subject is well located within the city of Altamonte Springs. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Altamonte Springs in Seminole County. The overall pace of development in the subject's market is more or less stable. New construction in the subject neighborhood has been limited to several smaller retail projects. None of the apartment complexes in the area appear to be newer than 15 years old. With the exception of several 4- to 8-unit condominium complexes, there appears to have been no recent multifamily residential construction occurring in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                    Region            Submarket
-----------------------------------------------------
 1Q03                      9.3%                8.8%
 4Q02                      8.9%                6.3%
 2002                      7.6%                5.9%

 3Q02                      N/A                 5.7%
 2Q02                      N/A                 6.4%
 1Q02                      N/A                 7.3%
 4Q01                      N/A                 5.5%
 3Q01                      N/A                 4.3%
 2Q01                      N/A                 3.8%
Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated above, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period             Region     % Change   Submarket     % Change
---------------------------------------------------------------
 2Q01               N/A            -       $678            -
 3Q01               N/A          N/A       $680          0.3%
 4Q01               N/A          N/A       $656         -3.5%
 1Q02               N/A          N/A       $657          0.2%
 2Q02               N/A          N/A       $646         -1.7%
 3Q02               N/A          N/A       $641         -0.8%
 4Q02               N/A          N/A       $639         -0.3%
 1Q03               N/A          N/A       $646          1.1%

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.        Property Name                   Units       Ocpy.    Year Built           Proximity to subject
---------------------------------------------------------------------------------------------------------------------
  R-1        LakePointe Apartments            502         88%        1986        I block south of the subject
  R-2        Altamonte Bay Club               224         93%        1987        Across Orange Drive from the subject
  R-3        Tiffany Oaks                     288         96%        1985        0.5 mile west of the subject
  R-4        Lakeside North                   360         89%        1987        0.5 mile north of the subject
  R-5        Willow Park on Lake Adelaide     185         96%        1973        0.5 mile northeast of the subject
Subject      Village Green Apartment Homes    164         99%        1970

Many complexes are offering concessions on one-bedroom apartment units. There appears to be a dearth of three-bedroom units in the market area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   7.25431588613407 acres, or 315,998 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          12117C0120E, dated April 17, 1995
     Flood Zone               Zone X
  Zoning                      MOR-2, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                     ASSESSED VALUE - 2003
                               ------------------------------------     TAX RATE /   PROPERTY
    PARCEL NUMBER              LAND       BUILDING         TOTAL        MILL RATE      TAXES
---------------------------------------------------------------------------------------------
12-21-29-5BE-0000-6110          NA       $4,118,790      $4,118,790      0.01962      $80,809

IMPROVEMENT ANALYSIS

  Year Built                  1970
  Number of Units             164
  Net Rentable Area           128,180 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              gym room, car wash, barbeque equipment, laundry
                              room, clubhouse, playground, and parking area.
  Unit Amenities              Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

Unit Mix:

                                                Unit Area
Unit Type              Number of Units          (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba                      56                     590
1Br/1Ba                      64                     740
2Br/1Ba                      16                     950
2Br/2Ba                       8                   1,010
3Br/2Ba                      20                   1,225

  Overall Condition           Average
  Effective Age               20 years
  Economic Life               45 years
  Remaining Economic Life     25 years
  Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 164-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                   COMPARABLE
        DESCRIPTION                       SUBJECT                            I - 1                        I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Village Green Apartment         Courtyard at Winter Park      La Aloma Apartments
                                  Homes
LOCATION:
  Address                         112 Essex Avenue                1695 Lee Road                 3040 Aloma Avenue
  City, State                     Altamonte Springs, Florida      Winter Park, Florida          Winter Park, Florida
  County                          Seminole                        Orange                        Orange
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          128,180                         143,360                       176,800
  Year Built                      1970                            1966                          1967
  Number of Units                 164                             160                           164
  Unit Mix:                        Type                    Total   Type                  Total   Type                  Total
                                  1Br/1Ba                   56    1Br/1Ba                 40    1Br/1Ba                 N/A
                                  1Br/1Ba                   64    2Br/2Ba                 80    2Br/2Ba                 N/A
                                  2Br/1Ba                   16    3Br/2Ba                 40    3Br/2Ba                 N/A
                                  2Br/2Ba                    8
                                  3Br/2Ba                   20
  Average Unit Size (SF)          782                             896                           1,078
  Land Area (Acre)                7.2543                          9.5528                        9.1000
  Density (Units/Acre)            22.6                            16.7                          18.0
  Parking Ratio (Spaces/Unit)     1.68                            1.33                          1.77
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered            Open                          Open
CONDITION:                        Good                            Average                       Average
APPEAL:                           Average                         Average                       Fair
AMENITIES:
  Pool/Spa                        Yes/No                          Yes/No                        Yes/No
  Gym Room                        Yes                             Yes                           Yes
  Laundry Room                    Yes                             Yes                           No
  Secured Parking                 No                              No                            No
  Sport Courts                    No                              No                            Yes
  Washer/Dryer Connection         Yes                             No                            No
OCCUPANCY:                        99%                             90%                           85%
TRANSACTION DATA:
  Sale Date                                                       May, 2001                     September, 2002
  Sale Price ($)                                                  $6,100,000                    $6,750,000
  Grantor                                                         Miles-Courtyard-WP, LLC       Veard-Winter Park, Ltd.
  Grantee                                                         PRG/Winter Park, LP           Florida Investment Properties,
                                                                                               LLC
  Sale Documentation                                              Book 6258, Page 4812          Book 6629, Page 8177
  Verification                                                    Comps, Inc.                   Comps, Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                                               Total $     $/Unit   $/SF     Total $     $/Unit    $/SF
  Potential Gross Income                                          $ 1,286,400  $8,040   $8.97   $1,385,280   $8,447    $7.84
  Vacancy/Credit Loss                                             $   128,640  $  804   $0.90   $  207,792   $1,267    $1.18
  Effective Gross Income                                          $ 1,157,760  $7,236   $8.08   $1,177,488   $7,180    $6.66
  Operating Expenses                                              $   500,000  $3,125   $3.49   $  533,600   $3,254    $3.02
  Net Operating Income                                            $   657,760  $4,111   $4.59   $  643,888   $3,926    $3.64
NOTES:                                                            This project is now           Since, the sale, occupancy
                                                                  known as Legacy of            has risen to 96%.
                                                                  Winter Park.

  PRICE PER UNIT                                                              $38,125                       $41,159
  PRICE PER SQUARE FOOT                                                       $ 42.55                       $ 38.18
  EXPENSE RATIO                                                                  43.2%                         45.3%
  EGIM                                                                           5.27                          5.73
  OVERALL CAP RATE                                                              10.78%                         9.54%
  Cap Rate Based on Pro Forma
      or Actual Income?                                                        ACTUAL                         ACTUAL

                                         COMPARABLE                      COMPARABLE                     COMPARABLE
        DESCRIPTION                        I - 3                            I - 4                          I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Sedgefield Apartments           Kingston Village               The Ashley of Spring Valley
LOCATION:
  Address                         110 Sedgefield Circle           940 Douglas Avenue             693 South Wymore Road
  City, State                     Winter Park, Florida            Altamonte Springs, FL          Altamonte Springs, FL
  County                          Seminole                        Seminole                       Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          93,800                          129,468                        280,000
  Year Built                      1973                            1982                           1974
  Number of Units                 111                             120                            260
  Unit Mix:                        Type                   Total    Type                    Total  Type                   Total
                                  Efficiency               21     1Br/1Ba                   36   1Br/1Ba                  N/A
                                  1 Bedroom                10     2Br/2Ba                   72   2Br/2Ba                  N/A
                                  2 Bedroom                75     2Br/2Ba Twn               12   3Br/2Ba                  N/A
                                  3 Bedroom                 5
  Average Unit Size (SF)          845                             1,079                          1,077
  Land Area (Acre)                8.7000                          15.0000                        15.8713
  Density (Units/Acre)            12.8                            8.0                            16.4
  Parking Ratio (Spaces/Unit)     1.98                            2.00                           4.80
  Parking Type (Gr., Cov., etc.)  Open                            Garage, Open                   Open
CONDITION:                        Average                         Very Good                      Good
APPEAL:                           Average                         Good                           Good
AMENITIES:
  Pool/Spa                        Yes/No                          Yes/Yes                        Yes/Yes
  Gym Room                        No                              Yes                            Yes
  Laundry Room                    Yes                             Yes                            No
  Secured Parking                 No                              Yes                            Yes
  Sport Courts                    No                              Yes                            Yes
  Washer/Dryer Connection         No                              Yes                            Yes
OCCUPANCY:                        90%                             90%                            92%
TRANSACTION DATA:
  Sa le Date                      November, 2002                  October, 2001                  August, 2001
  Sale Price ($)                  $3,862,500                      $7,500,000                     $11,180,000
  Grantor                         Sedgefield Associates, Ltd.     Archstone Communities
  Grantee                         S&L Enterprises, LLC            Kingston Village, LLC          Altamonte Ashley, LLC
  Sale Documentation              Book 4611, Page 1975            Book 4198, Page 0924           Book 4160, Page 0027
  Verification                    Comps, Inc.                     Comps, Inc. & Seminole         Seminole County Prop.
  Telephone Number                                                County Property Appr           Tax Appraiser's Off
ESTIMATED PRO-FORMA:               Total $    $/Unit      $/SF     Total $      $/Unit   $/SF     Total $     $/Unit   $/SF
  Potential Gross Income          $806,460    $7,265     $8.60    $1,181,520    $9,846   $9.13   $2,100,000   $8,077   $7.50
  Vacancy/Credit Loss             $ 80,646    $  727     $0.86    $  118,152    $  985   $0.91   $  105,000   $  404   $0.38
  Effective Gross Income          $725,814    $6,539     $7.74    $1,063,368    $8,861   $8.21   $1,995,000   $7,673   $7.13
  Operating Expenses              $355,200    $3,200     $3.79    $  360,000    $3,000   $2.78   $  900,000   $3,462   $3.21
  Net Operating Income            $370,614    $3,339     $3.95    $  703,368    $5,861   $5.43   $1,095,000   $4,212   $3.91
NOTES:                            This projects comprises         None                           None
                                  12 one-story buildings.
  PRICE PER UNIT                              $34,797                          $62,500                      $43,000
  PRICE PER SQUARE FOOT                       $ 41.18                          $ 57.93                      $ 39.93
  EXPENSE RATIO                                  48.9%                            33.9%                        45.1%
  EGIM                                           5.32                             7.05                         5.60
  OVERALL CAP RATE                               9.60%                            9.38%                        9.79%
  Cap Rate based on Pro Forma
      or Actual Income?                         ACTUAL                          ACTUAL                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,797 to $62,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $36,219 to $37,500 per unit with a mean or average adjusted price of $36,770 per unit. The median adjusted price is $36,550 per unit. Based on the following analysis, we have concluded to a value of $37,000 per unit, which results in an "as is" value of $6,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                     COMPARABLE
            DESCRIPTION                             SUBJECT                      I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                       Village Green Apartment       Courtyard at Winter Park        La Aloma Apartments
                                      Homes

  Address                             112 Essex Avenue              1695 Lee Road                   3040 Aloma Avenue

  City                                Altamonte Springs, Florida    Winter Park, Florida            Winter Park, Florida
  Sale Date                                                         May, 2001                       September, 2002
  Sale Price ($)                                                    $6,100,000                      $6,750,000
  Net Rentable Area (SF)              128,180                       143,360                         176,800
  Number of Units                     164                           160                             164
  Price Per Unit                                                    $38,125                         $41,159
  Year Built                          1970                          1966                            1967
  Land Area (Acre)                    7.2543                        9.5528                          9.1000
VALUE ADJUSTMENTS                             DESCRIPTION              DESCRIPTION           ADJ.      DESCRIPTION       ADJ.
  Property Rights Conveyed            Fee Simple Estate             Fee Simple Estate         0%    Fee Simple Estate     0%
  Financing                                                         Cash To Seller            0%    Cash To Seller        0%
  Conditions of Sale                                                Arm's Length              0%    Arm's Length          0%
  Date of Sale (Time)                                               05-2001                   0%    09-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $38,125                      $41,159
  Location                                                          Comparable                0%    Comparable            0%
  Number of Units                     164                           160                       0%    164                   0%
  Quality / Appeal                    Good                          Superior                 -5%    Superior             -5%
  Age / Condition                     1970                          1966 / Average            0%    1967 / Average        0%
  Occupancy at Sale                   99%                           90%                       0%    85%                   0%
  Amenities                           Good                          Comparable                0%    Comparable            0%
  Average Unit Size (SF)              782                           896                       0%    1,078                -5%
PHYSICAL ADJUSTMENT                                                                          -5%                        -10%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $36,219                      $37,043

                                               COMPARABLE                    COMPARABLE                    COMPARABLE
            DESCRIPTION                           I - 3                         I - 4                         I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                       Sedgefield Apartments         Kingston Village              The Ashley of Spring Valley

  Address                             110 Sedgefield Circle         940 Douglas Avenue            693 South Wymore Road

  City                                Winter Park, Florida          Altamonte Springs, FL         Altamonte Springs, FL
  Sale Date                           November, 2002                October, 2001                 August, 2001
  Sale Price ($)                      $3,862,500                    $7,500,000                    $11,180,000
  Net Rentable Area (SF)              93,800                        129,468                       280,000
  Number of Units                     111                           120                           260
  Price Per Unit                      $34,797                       $62,500                       $43,000
  Year Built                          1973                          1982                          1974
  Land Area (Acre)                    8.7000                        15.0000                       15.8713
VALUE ADJUSTMENTS                         DESCRIPTION         ADJ.      DESCRIPTION       ADJ.        DESCRIPTION       ADJ.
  Property Rights Conveyed            Fee Simple Estate        0%   Fee Simple Estate      0%     Fee Simple Estate      0%
  Financing                           Cash To Seller           0%   Cash To Seller         0%     Cash To Seller         0%
  Conditions of Sale                  Arm's Length             0%   Arm's Length           0%     Arm's Length           0%
  Date of Sale (Time)                 11-2002                  0%   10-2001                0%     08-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $34,797                       $62,500                      $43,000
  Location                            Comparable               0%   Comparable             0%     Comparable             0%
  Number of Units                     111                     -5%   120                   -5%     260                    5%
  Quality / Appeal                    Comparable               0%   Superior              -5%     Superior              -5%
  Age / Condition                     1973 / Average          10%   1982 / Very Good     -15%     1974 / Good            0%
  Occupancy at Sale                   90%                      0%   90%                    0%     92%                    0%
  Amenities                           Comparable               0%   Superior             -10%     Superior             -10%
  Average Unit Size (SF)              845                      0%   1,079                 -5%     1,077                 -5%
PHYSICAL ADJUSTMENT                                            5%                        -40%                          -15%
FINAL ADJUSTED VALUE ($/UNIT)                   $36,537                       $37,500                      $36,550

SUMMARY

VALUE RANGE (PER UNIT)                          $36,219 TO $   37,500
MEAN (PER UNIT)                                 $36,770
MEDIAN (PER UNIT)                               $36,550
VALUE CONCLUSION (PER UNIT)                     $37,000

VALUE OF IMPROVEMENT & MAIN SITE                            $6,068,000
  PV OF CONCESSIONS                                        -$   64,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $6,004,000
ROUNDED                                                     $6,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 24
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                              NOI/            SUBJECT NOI
COMPARABLE     NO. OF        ----------                           ----------       --------------      ADJUSTMENT        INDICATED
    NO.        UNITS         PRICE/UNIT         OAR                NOI/UNIT        SUBJ. NOI/UNIT        FACTOR          VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------------------
    I-1         160          $ 6,100,000       10.78%             $  657,760           $565,208           0.838            $31,961
                             $    38,125                          $    4,111           $  3,446
    I-2         164          $ 6,750,000        9.54%             $  643,888           $565,208           0.878            $36,129
                             $    41,159                          $    3,926           $  3,446
    I-3         111          $ 3,862,500        9.60%             $  370,614           $565,208           1.032            $35,918
                             $    34,797                          $    3,339           $  3,446
    I-4         120          $ 7,500,000        9.38%             $  703,368           $565,208           0.588            $36,749
                             $    62,500                          $    5,861           $  3,446
    I-5         260          $11,180,000        9.79%             $1,095,000           $565,208           0.818            $35,188
                             $    43,000                          $    4,212           $  3,446

                                   PRICE/UNIT

  Low         High       Average      Median
$31,961     $36,749      $35,189      $35,918

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                         $   36,000
                                                -----------
Number of Units                                         164

Value                                            $5,904,000
 PV of Concessions                              -$   64,000
                                                -----------
Value Based on NOI Analysis                      $5,840,000
                               Rounded           $5,800,000

The adjusted sales indicate a range of value between $31,961 and $36,749 per unit, with an average of $35,189 per unit. Based on the subject's competitive position within the improved sales, a value of $36,000 per unit is estimated. This indicates an "as is" market value of $5,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 25
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                SALE PRICE
COMPARABLE      NO. OF         -----------          EFFECTIVE           OPERATING                        SUBJECT
   NO.          UNITS           PRICE/UNIT         GROSS INCOME          EXPENSE          OER         PROJECTED OER      EGIM
------------------------------------------------------------------------------------------------------------------------------
   I-1           160           $ 6,100,000          $1,157,760          $500,000         43.19%                           5.27
                               $    38,125
   I-2           164           $ 6,750,000          $1,177,488          $533,600         45.32%                           5.73
                               $    41,159
   I-3           111           $ 3,862,500          $  725,814          $355,200         48.94%                           5.32
                                                                                                          49.88%
                               $    34,797
   I-4           120           $ 7,500,000          $1,063,368          $360,000         33.85%                           7.05
                               $    62,500
   I-5           260           $11,180,000          $1,995,000          $900,000         45.11%                           5.60
                               $    43,000

                                      EGIM

 Low    High   Average  Median
------------------------------
5.27    7.05    5.80     5.60

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                   5.00
Subject EGI                                               $1,193,124

Value                                                     $5,965,620
 PV of Concessions                                       -$   64,000
                                                         -----------
Value Based on EGIM Analysis                              $5,901,620
                                           Rounded        $5,900,000

Value Per Unit                                            $   35,976

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.88% before reserves. The comparable sales indicate a range of expense ratios from 33.85% to 48.94%, while their EGIMs range from 5.27 to 7.05. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $5,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,000,000.

Price Per Unit                           $6,000,000
NOI Per Unit                             $5,800,000
EGIM Analysis                            $5,900,000

Sales Comparison Conclusion              $6,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 26
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 27
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                     Average
                Unit Area     -------------------
Unit Type       (Sq. Ft.)     Per Unit     Per SF      %Occupied
----------------------------------------------------------------
 1Br/1Ba           590          $528        $0.89        100.0%
 1Br/1Ba           740          $536        $0.72         96.4%
 2Br/1Ba           950          $603        $0.63        100.0%
 2Br/2Ba          1010          $658        $0.65        100.0%
 3Br/2Ba          1225          $776        $0.63        100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 28
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                  RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                             -----------------------------------------------------
                                                                 R-1        R-2        R-3      R-4       R-5
                                                             -----------------------------------------------------
                                                                                                       Willow Park
                                                             LakePointe  Altamonte  Tiffany   Lakeside   on Lake
                                                             Apartments  Bay Club    Oaks       North    Adelaide
                                                             -----------------------------------------------------
                                                                             COMPARISON TO SUBJECT
                                        SUBJECT    SUBJECT   -----------------------------------------------------
                          SUBJECT UNIT  ACTUAL     ASKING                          Slightly   Slightly
      DESCRIPTION             TYPE       RENT        RENT    Superior   Superior   Superior   Superior   Similar
------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba     $  528     $  559     $  630                $  589     $  585     $  489
Unit Area (SF)                             590        590        650                   608        570        478
Monthly Rent Per Sq. Ft.                $ 0.89     $ 0.95     $ 0.97                $ 0.97     $ 1.03     $ 1.02

Monthly Rent                1Br/1Ba     $  536     $  569     $  660     $  650     $  667     $  580     $  589
Unit Area (SF)                             740        740        750        891        816        760        708
Monthly Rent Per Sq. Ft.                $ 0.72     $ 0.77     $ 0.88     $ 0.73     $ 0.82     $ 0.76     $ 0.83

Monthly Rent                2Br/1Ba     $  603     $  649     $  755                           $  705     $  669
Unit Area (SF)                             950        950        900                              980        900
Monthly Rent Per Sq. Ft.                $ 0.63     $ 0.68     $ 0.84                           $ 0.72     $ 0.74

Monthly Rent                2Br/2Ba     $  658     $  709     $  820     $  775     $  775                $  739
Unit Area (SF)                           1,010      1,010      1,000      1,016      1,046                 1,035
Monthly Rent Per Sq. Ft.                $ 0.65     $ 0.70     $ 0.82     $ 0.76     $ 0.74                $ 0.71

Monthly Rent                3Br/2Ba     $  776     $  799                                      $  825     $  799
Unit Area (SF)                           1,225      1,225                                       1,080      1,178
Monthly Rent Per Sq. Ft.                $ 0.63     $ 0.65                                      $ 0.76     $ 0.68

      DESCRIPTION          MIN         MAX      MEDIAN    AVERAGE
-----------------------------------------------------------------
Monthly Rent              $  489     $  630     $  587     $  573
Unit Area (SF)               478        650        589        577
Monthly Rent Per Sq. Ft.  $ 0.97     $ 1.03     $ 1.00     $ 1.00

Monthly Rent              $  580     $  667     $  650     $  629
Unit Area (SF)               708        891        760        785
Monthly Rent Per Sq. Ft.  $ 0.73     $ 0.88     $ 0.82     $ 0.80

Monthly Rent              $  669     $  755     $  705     $  710
Unit Area (SF)               900        980        900        927
Monthly Rent Per Sq. Ft.  $ 0.72     $ 0.84     $ 0.74     $ 0.77

Monthly Rent              $  739     $  820     $  775     $  777
Unit Area (SF)             1,000      1,046      1,026      1,024
Monthly Rent Per Sq. Ft.  $ 0.71     $ 0.82     $ 0.75     $ 0.76

Monthly Rent              $  799     $  825     $  812     $  812
Unit Area (SF)             1,080      1,178      1,129      1,129
Monthly Rent Per Sq. Ft.  $ 0.68     $ 0.76     $ 0.72     $ 0.72

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                             Unit Area  -----------------     Monthly         Annual
Unit Type  Number of Units   (Sq. Ft.)  Per Unit   Per SF      Income         Income
--------------------------------------------------------------------------------------
 1Br/1Ba         56              590      $575     $0.97     $   32,200     $  386,400
 1Br/1Ba         64              740      $570     $0.77     $   36,480     $  437,760
 2Br/1Ba         16              950      $650     $0.68     $   10,400     $  124,800
 2Br/2Ba          8            1,010      $700     $0.69     $    5,600     $   67,200
 3Br/2Ba         20            1,225      $800     $0.65     $   16,000     $  192,000
                                                   -----------------------------------
                                                   Total     $  100,680     $1,208,160
                                                   ===================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR      2000     FISCAL YEAR      2001     FISCAL YEAR      2002     FISCAL YEAR      2003
                            -----------------------   -----------------------   -----------------------   -----------------------
                                      ACTUAL                   ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                            -----------------------   -----------------------   -----------------------   -----------------------
        DESCRIPTION            TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,171,174   $    7,141   $1,223,905   $    7,463   $1,199,007   $    7,311   $1,208,154   $    7,367

  Vacancy                   $   81,651   $      498   $   85,343   $      520   $   81,351   $      496   $   69,582   $      424
  Credit Loss/Concessions   $   28,682   $      175   $   50,257   $      306   $   52,288   $      319   $   48,828   $      298
                            -----------------------------------------------------------------------------------------------------
    Subtotal                $  110,333   $      673   $  135,600   $      827   $  133,639   $      815   $  118,410   $      722

  Laundry Income            $   10,265   $       63   $   10,252   $       63   $    9,242   $       56   $   13,800   $       84
  Garage Revenue            $       45   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $   61,175   $      373   $   75,010   $      457   $   86,652   $      528   $   74,460   $      454
                            -----------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   71,485   $      436   $   85,262   $      520   $   95,894   $      585   $   88,260   $      538
                            -----------------------------------------------------------------------------------------------------
Effective Gross Income      $1,132,326   $    6,904   $1,173,567   $    7,156   $1,161,262   $    7,081   $1,178,004   $    7,183

Operating Expenses
  Taxes                     $   75,406   $      460   $   82,938   $      506   $   80,498   $      491   $   82,613   $      504
  Insurance                 $   11,906   $       73   $   52,559   $      320   $   41,911   $      256   $   41,111   $      251
  Utilities                 $   94,061   $      574   $   92,297   $      563   $   90,296   $      551   $   92,460   $      564
  Repair & Maintenance      $   97,662   $      596   $   97,325   $      593   $  138,538   $      845   $  131,060   $      799
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping               $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   28,736   $      175   $   30,901   $      188   $   36,381   $      222   $   38,748   $      236
  General Administrative    $  187,380   $    1,143   $  192,097   $    1,171   $  133,215   $      812   $  203,964   $    1,244
  Management                $   57,280   $      349   $   62,964   $      384   $   57,798   $      352   $   59,577   $      363
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                            -----------------------------------------------------------------------------------------------------
Total Operating Expenses    $  552,431   $    3,368   $  611,081   $    3,726   $  578,637   $    3,528   $  649,533   $    3,961

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                            -----------------------------------------------------------------------------------------------------
Net Income                  $  579,895   $    3,536   $  562,486   $    3,430   $  582,625   $    3,553   $  528,471   $    3,222
                             ANNUALIZED      2003
                            -----------------------
                                  PROJECTION                   AAA PROJECTION
                            -----------------------   --------------------------------
        DESCRIPTION           TOTAL       PER UNIT       TOTAL      PER UNIT      %
--------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,172,564   $    7,150   $1,208,160   $    7,367   100.0%

  Vacancy                   $   62,468   $      381   $   72,490   $      442     6.0%
  Credit Loss/Concessions   $   49,628   $      303   $   48,326   $      295     4.0%
                            ---------------------------------------------------------
    Subtotal                $  112,096   $      684   $  120,816   $      737    10.0%

  Laundry Income            $   11,152   $       68   $   11,480   $       70     1.0%
  Garage Revenue            $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $   96,648   $      589   $   94,300   $      575     7.8%
                            ---------------------------------------------------------
    Subtotal Other Income   $  107,800   $      657   $  105,780   $      645     8.8%
                            ---------------------------------------------------------
Effective Gross Income      $1,168,268   $    7,124   $1,193,124   $    7,275   100.0%

Operating Expenses
  Taxes                     $   82,520   $      503   $   92,660   $      565     7.8%
  Insurance                 $   40,512   $      247   $   41,000   $      250     3.4%
  Utilities                 $   95,848   $      584   $   94,300   $      575     7.9%
  Repair & Maintenance      $  137,376   $      838   $  131,200   $      800    11.0%
  Cleaning                  $        0   $        0   $        0   $        0     0.0%
  Landscaping               $        0   $        0   $        0   $        0     0.0%
  Security                  $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   31,992   $      195   $   36,900   $      225     3.1%
  General Administrative    $  144,580   $      882   $  139,400   $      850    11.7%
  Management                $   56,608   $      345   $   59,656   $      364     5.0%
  Miscellaneous             $        0   $        0   $        0   $        0     0.0%
                            ---------------------------------------------------------
Total Operating Expenses    $  589,436   $    3,594   $  595,116   $    3,629    49.9%

  Reserves                  $        0   $        0   $   32,800   $      200     5.5%
                            ---------------------------------------------------------
Net Income                  $  578,832   $    3,529   $  565,208   $    3,446    47.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 30
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                               CAPITALIZATION RATES
                -------------------------------------------------
                       GOING-IN                   TERMINAL
                -------------------------------------------------
                 LOW             HIGH       LOW             HIGH
-----------------------------------------------------------------
RANGE           6.00%           10.00%     7.00%           10.00%
AVERAGE                 8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 31
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE      OCCUP.   PRICE/UNIT     OAR
-------------------------------------------------------
  I-1        May-01        90%       $38,125     10.78%
  I-2        Sep-02        85%       $41,159      9.54%
  I-3        Nov-02        90%       $34,797      9.60%
  I-4        Oct-01        90%       $62,500      9.38%
  I-5        Aug-01        92%       $43,000      9.79%
                                       High      10.78%
                                        Low       9.38%
                                    Average       9.82%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 33
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                          VILLAGE GREEN APARTMENT HOMES

              YEAR                      APR-2004      APR-2005       APR-2006     APR-2007      APR-2008      APR-2009
          FISCAL YEAR                       1             2             3             4            5              6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,208,160    $1,244,405    $1,281,737    $1,320,189    $1,359,795    $1,400,589

  Vacancy                              $   72,490    $   74,664    $   76,904    $   79,211    $   81,588    $   84,035
  Credit Loss                          $   48,326    $   49,776    $   51,269    $   52,808    $   54,392    $   56,024
  Concessions                          $   60,408    $   12,444    $        0    $        0    $        0    $        0
                                       ----------------------------------------------------------------------------------
    Subtotal                           $  181,224    $  136,885    $  128,174    $  132,019    $  135,979    $  140,059

  Laundry Income                       $   11,480    $   11,824    $   12,179    $   12,545    $   12,921    $   13,308
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   94,300    $   97,129    $  100,043    $  103,044    $  106,135    $  109,320
                                       ----------------------------------------------------------------------------------
          Subtotal Other Income        $  105,780    $  108,953    $  112,222    $  115,589    $  119,056    $  122,628

                                       ----------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,132,716    $1,216,474    $1,265,785    $1,303,759    $1,342,872    $1,383,158

OPERATING EXPENSES:
  Taxes                                $   92,660    $   95,440    $   98,303    $  101,252    $  104,290    $  107,418
  Insurance                            $   41,000    $   42,230    $   43,497    $   44,802    $   46,146    $   47,530
  Utilities                            $   94,300    $   97,129    $  100,043    $  103,044    $  106,135    $  109,320
  Repair & Maintenance                 $  131,200    $  135,136    $  139,190    $  143,366    $  147,667    $  152,097
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   36,900    $   38,007    $   39,147    $   40,322    $   41,531    $   42,777
  General Administrative               $  139,400    $  143,582    $  147,889    $  152,326    $  156,896    $  161,603
  Management                           $   56,636    $   60,824    $   63,289    $   65,188    $   67,144    $   69,158
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       ----------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  592,096    $  612,347    $  631,359    $  650,300    $  669,809    $  689,903

  Reserves                             $   32,800    $   33,784    $   34,798    $   35,841    $   36,917    $   38,024

                                       ----------------------------------------------------------------------------------
NET OPERATING INCOME                   $  507,820    $  570,342    $  599,629    $  617,618    $  636,146    $  655,231

  Operating Expense Ratio (% of EGI)         52.3%         50.3%         49.9%         49.9%         49.9%         49.9%
  Operating Expense Per Unit           $    3,610    $    3,734    $    3,850    $    3,965    $    4,084    $    4,207

              YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
          FISCAL YEAR                       7             8            9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,442,606    $1,485,884    $1,530,461    $1,576,375    $1,623,666

  Vacancy                              $   86,556    $   89,153    $   91,828    $   94,582    $   97,420
  Credit Loss                          $   57,704    $   59,435    $   61,218    $   63,055    $   64,947
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  144,261    $  148,588    $  153,046    $  157,637    $  162,367

  Laundry Income                       $   13,708    $   14,119    $   14,543    $   14,979    $   15,428
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  112,599    $  115,977    $  119,456    $  123,040    $  126,731
                                       ------------------------------------------------------------------
          Subtotal Other Income        $  126,307    $  130,096    $  133,999    $  138,019    $  142,159

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,424,652    $1,467,392    $1,511,414    $1,556,756    $1,603,459

OPERATING EXPENSES:
  Taxes                                $  110,641    $  113,960    $  117,379    $  120,900    $  124,527
  Insurance                            $   48,956    $   50,425    $   51,938    $   53,496    $   55,101
  Utilities                            $  112,599    $  115,977    $  119,456    $  123,040    $  126,731
  Repair & Maintenance                 $  156,660    $  161,359    $  166,200    $  171,186    $  176,322
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   44,061    $   45,382    $   46,744    $   48,146    $   49,591
  General Administrative               $  166,451    $  171,444    $  176,588    $  181,885    $  187,342
  Management                           $   71,233    $   73,370    $   75,571    $   77,838    $   80,173
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  710,600    $  731,918    $  753,875    $  776,492    $  799,786

  Reserves                             $   39,165    $   40,340    $   41,550    $   42,797    $   44,080

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  674,888    $  695,134    $  715,988    $  737,468    $  759,592

  Operating Expense Ratio (% of EGI)         49.9%         49.9%         49.9%         49.9%         49.9%
  Operating Expense Per Unit           $    4,333    $    4,463    $    4,597    $    4,735    $    4,877

Estimated Stabilized NOI   $565,208    Sales Expense Rate    2.00%
Months to Stabilized              1    Discount Rate        12.00%
Stabilized Occupancy           94.0%   Terminal Cap Rate    10.50%

Gross Residual Sale Price   $7,234,210   Deferred Maintenance       $        0
  Less: Sales Expense       $  144,684   Add: Excess Land           $        0
                            ----------
Net Residual Sale Price     $7,089,526   Other Adjustments          $        0
                                                                    ----------
PV of Reversion             $2,282,637   Value Indicated By "DCF"   $6,003,000
Add: NPV of NOI             $3,720,362                     Rounded  $6,000,000
                            ----------
PV Total                    $6,003,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                                     --------------------------------------------------------------------------
          TOTAL VALUE                  11.50%          11.75%          12.00%          12.25%          12.50%
---------------------------------------------------------------------------------------------------------------
                         10.00%      $6,315,414      $6,215,199      $6,117,132      $6,021,160      $5,927,232
                         10.25%      $6,254,282      $6,155,420      $6,058,674      $5,963,991      $5,871,321
TERMINAL CAP RATE        10.50%      $6,196,060      $6,098,488      $6,003,000      $5,909,545      $5,818,072
                         10.75%      $6,140,546      $6,044,203      $5,949,915      $5,857,631      $5,767,300
                         11.00%      $6,087,556      $5,992,387      $5,899,244      $5,808,076      $5,718,836

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 34
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $64,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 35
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                          VILLAGE GREEN APARTMENT HOMES

                                                       TOTAL      PER SQ. FT.   PER UNIT    %OF EGI
---------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                         $ 1,208,160     $ 9.43      $  7,367

  Less: Vacancy & Collection Loss     10.00%        $   120,816     $ 0.94      $    737

  Plus: Other Income
    Laundry Income                                  $    11,480     $ 0.09      $     70     0.96%
    Garage Revenue                                  $         0     $ 0.00      $      0     0.00%
    Other Misc. Revenue                             $    94,300     $ 0.74      $    575     7.90%
                                                    ---------------------------------------------
      Subtotal Other Income                         $   105,780     $ 0.83      $    645     8.87%

EFFECTIVE GROSS INCOME                              $ 1,193,124     $ 9.31      $  7,275

OPERATING EXPENSES:
  Taxes                                             $    92,660     $ 0.72      $    565     7.77%
  Insurance                                         $    41,000     $ 0.32      $    250     3.44%
  Utilities                                         $    94,300     $ 0.74      $    575     7.90%
  Repair & Maintenance                              $   131,200     $ 1.02      $    800    11.00%
  Cleaning                                          $         0     $ 0.00      $      0     0.00%
  Landscaping                                       $         0     $ 0.00      $      0     0.00%
  Security                                          $         0     $ 0.00      $      0     0.00%
  Marketing & Leasing                               $    36,900     $ 0.29      $    225     3.09%
  General Administrative                            $   139,400     $ 1.09      $    850    11.68%
  Management                           5.00%        $    59,656     $ 0.47      $    364     5.00%
  Miscellaneous                                     $         0     $ 0.00      $      0     0.00%

TOTAL OPERATING EXPENSES                            $   595,116     $ 4.64      $  3,629    49.88%

  Reserves                                          $    32,800     $ 0.26      $    200     2.75%

                                                    ---------------------------------------------
NET OPERATING INCOME                                $   565,208     $ 4.41      $  3,446    47.37%

  "GOING IN" CAPITALIZATION RATE                           9.50%

  VALUE INDICATION                                  $ 5,949,556     $46.42      $ 36,278

  PV OF CONCESSIONS                                ($    64,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                $ 5,885,556

                            ROUNDED                 $ 5,900,000     $46.03      $ 35,976

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 36
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE             ROUNDED         $/UNIT        $/SF
---------------------------------------------------------------------
  8.75%       $6,395,518        $6,400,000        $39,024      $49.93
  9.00%       $6,216,087        $6,200,000        $37,805      $48.37
  9.25%       $6,046,355        $6,000,000        $36,585      $46.81
  9.50%       $5,885,556        $5,900,000        $35,976      $46.03
  9.75%       $5,733,003        $5,700,000        $34,756      $44.47
 10.00%       $5,588,078        $5,600,000        $34,146      $43.69
 10.25%       $5,450,222        $5,500,000        $33,537      $42.91

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $6,000,000
Direct Capitalization Method        $5,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $5,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 37
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach           $6,000,000
Income Approach                     $5,900,000
Reconciled Value                    $6,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $6,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                     ADDENDA
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                                   [PICTURE]

EXTERIOR - COMMUNITY CENTER & OFFICE         EXTERIOR - VIEW FROM ESSEX AVENUE

             [PICTURE]                                   [PICTURE]

   EXTERIOR - APARTMENT BUILDING               EXTERIOR - APARTMENT BUILDING

             [PICTURE]                                   [PICTURE]

  EXTERIOR - PARKING AND DRIVEWAYS           EXTERIOR - SWIMMING POOL (1 OF 2)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                                   [PICTURE]

          INTERIOR - MODEL                            INTERIOR - MODEL

             [PICTURE]                                   [PICTURE]

     INTERIOR - APARTMENT UNIT                   INTERIOR - APARTMENT UNIT

             [PICTURE]                                   [PICTURE]

         INTERIOR - OFFICE                     VIEW SOUTH ALONG ESSEX AVENUE

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1            COMPARABLE I-2         COMPARABLE I-3

COURTYARD AT WINTER PARK     LA ALOMA APARTMENTS   SEDGEFIELD APARTMENTS
     1695 Lee Road            3040 Aloma Avenue    110 Sedgefield Circle
  Winter Park, Florida      Winter Park, Florida    Winter Park, Florida

       [PICTURE]                  [PICTURE]              [PICTURE]

    COMPARABLE I-4             COMPARABLE I-5

   KINGSTON VILLAGE     THE ASHLEY OF SPRING VALLEY
  940 Douglas Avenue       693 South Wymore Road
Altamonte Springs, FL      Altamonte Springs, FL

       [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
            DESCRIPTION                                SUBJECT                                            R - 1
            -----------                                -------                                            -----
  Property Name                   Village Green Apartment Homes                       LakePointe Apartments
  Management Company              AIMCO                                               Realty Investment Co.
LOCATION:
  Address                         112 Essex Avenue                                    250 LakePointe Drive
  City, State                     Altamonte Springs, Florida                          Altamonte Springs. Florida
  County                          Seminole                                            Seminole
  Proximity to Subject                                                                I block south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          128,180                                             N/A
  Year Built                      1970                                                1986
  Effective Age                   20                                                  10
  Building Structure Type         Brick exterior walls; asphalt shingle roof          Siding exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                                Open
  Number of Units                 164                                                 502
  Unit Mix:                         Type          Unit    Qty.  Mo. Rent                     Type            Unit    Qty.    Mo.
                                  1 1Br/1Ba        590    56      $528                1 1Br/1Ba - Jib          650   N/A     $630
                                  2 1Br/1Ba        740    64      $536                1 1Br/1Ba - Schooner     750   N/A     $660
                                  3 2Br/1Ba        950    16      $603                3 2Br/1Ba - Catamaran    900   N/A     $755
                                  4 2Br/2Ba      1,010     8      $658                4 2Br/2Ba - Twinkeel   1,000   N/A     $820
                                  5 3Br/2Ba      1,225    20      $776

  Average Unit Size (SF)          782
  Unit Breakdown:                   Efficiency       34%      2-Bedroom        15%      Efficiency     N/A      2-Bedroom      N/A
                                    1-Bedroom        39%      3-Bedroom        12%      1-Bedroom      N/A      3-Bedroom      N/A
CONDITION:                        Average                                             Good
APPEAL:                           Average                                             Good
AMENITIES:
  Unit Amenities                     Attach. Garage        Vaulted Ceiling                   Attach. Garage     X   Vaulted Ceiling
                                   X Balcony               W/D Connect.                X     Balcony            X   W/D Connect.
                                     Fireplace             Other                       X     Fireplace          X   Other
                                   X Cable TV Ready                                    X     Cable TV Ready         Boat Parking
  Project Amenities                X Swimming Pool                                     X     Swimming Pool
                                     Spa/Jacuzzi        X  Car Wash                    X     Spa/Jacuzzi        X   Car Wash
                                     Basketball Court   X  BBQ Equipment                     Basketball Court   X   BBQ Equipment
                                     Volleyball Court      Theater Room                X     Volleyball Court       Theater Room
                                     Sand Volley Ball      Meeting Hall                      Sand Volley Ball       Meeting Hall
                                     Tennis Court          Secured Parking             X     Tennis Court           Secured Parking
                                     Racquet Ball       X  Laundry Room                      Racquet Ball       X   Laundry Room
                                     Jogging Track         Business Office                   Jogging Track          Business Office
                                   X Gym Room           X  Clubhouse                   X     Gym Room               Clubhouse
                                                        X  Playground                                               Playground

OCCUPANCY:                        99%                                                 88%
LEASING DATA:
  Available Leasing Terms         7 to 12 Months                                      7 to 15 Months
  Concessions                     1 Month Free on 1Br                                 Approximately 15% off Select Units
  Pet Deposit                     $150, plus $20 per month                            $250
  Utilities Paid by Tenant:        X       Electric          Natural Gas               X      Electric               Natural Gas
                                           Water             Trash                            Water                  Trash
  Confirmation                    May 28, 2003; Pamela Ruscitti (Community Manager)   May 28, 2003; Leasing Agent
  Telephone Number                (407) 831-4848                                      (407) 260-0808
NOTES:                                                                                None

  COMPARISON TO SUBJECT:                                                              Superior

                                                   COMPARABLE                                      COMPARABLE
            DESCRIPTION                               R - 2                                          R - 3
            -----------                               -----                                          -----
  Property Name                   Altamonte Bay Club                             Tiffany Oaks
  Management Company              Berkshire Realty Holdings                      Mid-America Apartment Communities
LOCATION:
  Address                         210 Altamonte Bay Club Circle                  351 S. Northlake Boulevard
  City, State                     Altamonte Springs. Florida                     Altamonte Springs. Florida
  County                          Seminole                                       Seminole
  Proximity to Subject            Across Orange Drive from the subject           0.5 mile west of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          N/A                                            373,000
  Year Built                      1987                                           1985
  Effective Age                   20                                             10
  Building Structure Type         Stucco exterior; asphalt shingle roof          Brick & Siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                           Open
  Number of Units                 224                                            288
  Unit Mix:                             Type           Unit      Qty.    Mo.             Type            Unit   Qty.    Mo.
                                  2 1Br/1Ba - Skiff      827     N/A     $630    1 1Br/1Ba - Barclay       608   40     $589
                                  2 1Br/1Ba - Ketch      955     N/A     $670    2 1Br/1Ba - Claremont     776   88     $650
                                  4 2Br/2Ba - Sloop    1,016     N/A     $775    2 1Br/1Ba - Sandhurst     888   48     $699
                                                                                 4 2Br/2Ba - Stratford   1,046   64     $775

  Average Unit Size (SF)                                                         842
  Unit Breakdown:                   Efficiency      N/A    2-Bedroom      N/A      Efficiency       14%    2-Bedroom      22%
                                    1-Bedroom       N/A    3-Bedroom      N/A      1-Bedroom        47%    3-Bedroom       0%
CONDITION:                        Good                                           Good
APPEAL:                           Good                                           Good
AMENITIES:
  Unit Amenities                        Attach. Garage     X   Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                   X    Balcony            X   W/D Connect.       X    Balcony            X    W/D Connect.
                                   X    Fireplace          X   Other                   Fireplace          X    Other
                                   X    Cable TV Ready         Boat Parking       X    Cable TV Ready          Covered Parking
  Project Amenities                X    Swimming Pool                             X    Swimming Pool
                                        Spa/Jacuzzi        X   Car Wash           X    Spa/Jacuzzi        X    Car Wash
                                        Basketball Court   X   BBQ Equipment      X    Basketball Court   X    BBQ Equipment
                                        Volleyball Court       Theater Room            Volleyball Court        Theater Room
                                        Sand Volley Ball       Meeting Hall            Sand Volley Ball        Meeting Hall
                                   X    Tennis Court           Secured Parking    X    Tennis Court            Secured Parking
                                        Racquet Ball       X   Laundry Room       X    Racquet Ball       X    Laundry Room
                                   X    Jogging Track      X   Business Office         Jogging Track           Business Office
                                   X    Gym Room               Clubhouse          X    Gym Room           X    Clubhouse
                                                               Playground                                      Playground

OCCUPANCY:                        93%                                            96%
LEASING DATA:
  Available Leasing Terms         7 to 12 Months                                 7 to 15 Months
  Concessions                     Approximately 10% off Select Units             None.
  Pet Deposit                     Varies                                         $300
  Utilities Paid by Tenant:         X  Electric               Natural Gas         X        Electric              Natural Gas
                                       Water                  Trash                        Water                 Trash
  Confirmation                    May 28, 2003; Leasing Agent                    June 6, 2003; Leasing Agent
  Telephone Number                (407) 260-2501                                 (407) 339-7899
NOTES:                            None                                           None

  COMPARISON TO SUBJECT:          Superior                                       Slightly Superior

                                                   COMPARABLE                                        COMPARABLE
            DESCRIPTION                               R - 4                                            R - 5
            -----------                               -----                                            -----
  Property Name                   Lakeside North                                 Willow Park on Lake Adelaide
  Management Company              United Dominion                                AIMCO
LOCATION:
  Address                         275 East Central Parkway                       375 Palm Springs Drive
  City, State                     Altamonte Springs. Florida                     Altamonte Springs. Florida
  County                          Seminole                                       Seminole
  Proximity to Subject            0.5 mile north of the subject                  0.5 mile northeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          N/A                                            153,995
  Year Built                      1987                                           1973
  Effective Age                   10                                             20
  Building Structure Type         Stucco exterior walls; asphalt shingle roof    Stucco exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                           Open
  Number of Units                 360                                            185
  Unit Mix:                            Type             Unit      Qty.    Mo.          Type              Unit   Qty.      Mo.
                                  1 1Br/1Ba - 1A          570     N/A     $585   1 Studio - Palm           478   15      $489
                                  2 1Br/1Ba - 1B          760     N/A     $580   1 Studio - Sabal Palm     478   10      $489
                                  3 1Br/1Ba - 1C          980     N/A     $685   2 1Br/1Ba - Willow        708   58      $589
                                  3 2Br/1Ba - 2A          980     N/A     $725   3 2Br/1Ba - Elm           900   52      $669
                                  5 2Br/2Ba - 2B        1,080     N/A     $825   4 2Br/2Ba - Pine        1,035   33      $739
                                                                                 5 3Br/3Ba - oak         1,178   17      $799

  Average Unit Size (SF)                                                         832
  Unit Breakdown:                   Efficiency       N/A    2-Bedroom      N/A     Efficiency       12%     2-Bedroom      46%
                                    1-Bedroom        N/A    3-Bedroom      N/A     1-Bedroom        32%     3-Bedroom       9%
CONDITION:                        Average                                        Average
APPEAL:                           Average                                        Average
AMENITIES:
  Unit Amenities                        Attach. Garage    X     Vaulted Ceiling         Attach. Garage    X    Vaulted Ceiling
                                   X    Balcony           X     W/D Connect.      X     Balcony           X    W/D Connect.
                                   X    Fireplace               Other                   Fireplace         X    Other
                                   X    Cable TV Ready                            X     Cable TV Ready         Lake & Pier
  Project Amenities                X    Swimming Pool                             X     Swimming Pool
                                        Spa/Jacuzzi       X     Car Wash                Spa/Jacuzzi       X    Car Wash
                                   X    Basketball Court  X     BBQ Equipment           Basketball Court  X    BBQ Equipment
                                        Volleyball Court        Theater Room            Volleyball Court       Theater Room
                                   X    Sand Volley Ball        Meeting Hall            Sand Volley Ball       Meeting Hall
                                   X    Tennis Court            Secured Parking   X     Tennis Court           Secured Parking
                                        Racquet Ball      X     Laundry Room            Racquet Ball      X    Laundry Room
                                        Jogging Track           Business Office         Jogging Track          Business Office
                                   X    Gym Room          X     Clubhouse         X     Gym Room          X    Clubhouse
                                                          X     Playground                                X    Playground

OCCUPANCY:                        89%                                            96%
LEASING DATA:
  Available Leasing Terms         6 to 24 Months                                 7 to 12 Months
  Concessions                     None                                           1 Month Free on 1 Br
  Pet Deposit                     $300                                           $150, plus $20 per month
  Utilities Paid by Tenant:        X        Electric                Natural Gas   X        Electric         Natural Gas
                                            Water                   Trash                  Water            Trash
  Confirmation                    May 28, 2003; Property Manager                 May 28, 2003; Community Manager
  Telephone Number                (407) 834-8731                                 (407) 834-2442
NOTES:                            None                                           None

  COMPARISON TO SUBJECT:          Slightly Superior                              Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1                 COMPARABLE R-2             COMPARABLE R-3

   LAKEPOINTE APARTMENTS           ALTAMONTE BAY CLUB            TIFFANY OAKS
   250 LakePointe Drive      210 Altamonte Bay Club Circle     351 S. Northlake
           Drive                         Circle                    Boulevard
    Altamonte Springs.             Altamonte Springs.         Altamonte Springs.
          Florida                       Florida                    Florida

         [PICTURE]                     [PICTURE]                   [PICTURE]

      COMPARABLE R-4                 COMPARABLE R-5

      LAKESIDE NORTH          WILLOW PARK ON LAKE ADELAIDE
 275 East Central Parkway        375 Palm Springs Drive
Altamonte Springs. Florida     Altamonte Springs. Florida

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                                -s- Alice MacQueen
                                                ------------------
                                                  Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                    #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                                            ALICE MACQUEEN
                           VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation            Ms. MacQueen specializes in the appraisal of
                      investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                      She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                      In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

American Appraisal Associates, Inc.                                    EXHIBIT E
Village Green Apartment Homes, Altamonte Springs, Florida

                      Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

  Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION             Realtors Institute of Virginia
                      Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                       #30987
                      State of Florida, Certified General Appraiser, #RZ0002202 State of Georgia, Certified General Real Property
                       Appraiser, #239776
                      State of Minnesota, Certified General Real Property
                       Appraiser,
                      #AP-20144872
                      State of New Mexico, General Certified Appraiser,
                       #001626-G
                      State of Utah, State Certified General Appraiser,
                       #CG00057001

PROFESSIONAL          American Society of Appraisers, Candidate
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE GREEN APARTMENT HOMES, ALTAMONTE SPRINGS, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.